Exhibit 10.6
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this       day of           , 2008, between The O’Gara Group Inc. (the “Company”) and                      (the “Executive”).
RECITALS
          A. It is anticipated that the Company will undergo an initial public offering (“IPO”) during 2008. In connection with the IPO, it is the Company’s desire that its key executives enter into employment agreements.
          B. The Executive desires to provide services to the Company on the terms set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I.
EFFECTIVENESS AND TERM
          1.1 Effectiveness. This Agreement shall become effective only upon the consummation of the Company’s IPO. The date of the IPO is hereinafter referred to as the “Effective Date.” If an IPO is not consummated on or before                 , this Agreement will expire and become void, unless extended by written amendment executed by both parties.
          1.2 Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof, unless earlier terminated as provided in Article III. Upon the expiration of the Initial Term, the employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the Initial Term or the then-applicable Extension Term.
          1.3 Services. During the Term, the Executive will serve as the Company’s                                       and will be primarily responsible for overseeing the implementation of the Company’s business strategy and such other duties, commensurate with the Executive’s position and authority, as are reasonably determined, from time to time, by the Board of Directors (the “Board”). The Executive will perform services principally at the general headquarters of the Company in Hamilton County, Ohio, or at Executive’s home office in                                             (jointly referred to as the “Work Location”), except that the Executive agrees to travel from time to time to the extent reasonably required for the performance of Executive’s duties.

ARTICLE II.
COMPENSATION PACKAGE
          2.1 Cash Compensation.
               (a) Base Salary. The Company will pay the Executive an initial, annual base salary of                                 . The salary will be reviewed annually by the Board of Directors and raised each calendar year beginning January 1, 2010. The minimum raise will be 3.5 % each year. Additional increases will be at the discretion of the Compensation Committee (the “Committee”) of the Board. The Executive’s base salary shall be payable in accordance with the normal payroll procedures of the Company.
               (b) Bonus Opportunity. Executive will be eligible for the O’Gara Group Inc. Executive Bonus Plan, the form of which shall be determined by the Committee and may be modified from time to time (“Plan”). Executive’s Target Bonus Opportunity each year during the Term shall be not less than                          % of Executive’s base salary, and shall be based on performance criteria established at the beginning of each year by the Committee at its discretion. The actual amount of any bonus payable to the Executive in any year shall be determined in accordance with the Plan based upon Executive’s achievement of such performance criteria. Any bonus shall be paid to the Executive when other executives of the Company are paid their annual bonuses, but in no event beyond the last day on which such payment would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4).
               (c) Withholding and Deferrals. The Company shall, in accordance with applicable law, withhold or deduct from all compensation paid to the Executive hereunder any income tax or other legally required withholding by the Company, any elective deferrals of amounts as contributions to qualified and non-qualified retirement plans of the Company, if any, and contributions payable by Executive with respect to the Executive’s participation in any employee benefit plans of the Company which the Company or the plan requires contributions by employees to receive benefits thereunder.
          2.2 Benefits and Fringes.
               (a) Benefit Plans. During the Term, the Executive shall be eligible to participate in such medical, health, retirement, welfare and insurance plans generally made available from time to time to senior executives of the Company (subject to the terms of said plans), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them. In addition to the employment benefit plans mentioned above, the Company will provide at the Company’s expense, i) a term life insurance policy for the Executive and payable entirely to Executive’s designated beneficiary with a face value of at least $1,750,000; and ii) a supplemental disability insurance policy to a maximum value based on Executive’s Base Salary and Targeted Bonus, which amount shall be updated no less often than every two years; provided, in each case, that the Executive is insurable and takes any customary physicals required and otherwise cooperates with standard insurance provider underwriting and application procedures.

               (b) Vacation. During the Term, the Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than [INSERT CURRENT VACATION] per calendar year.
               (c) Business Expenses. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of the Executive’s duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time.
               (d) Legal Fees. Upon presentation of documentation, the Company shall pay or otherwise reimburse Executive for all reasonable attorney’s fees incurred by Executive during 2008 in connection with the negotiation and execution of this Agreement, up to a maximum of $                               . The Company will pay or reimburse such fees as soon as administratively practicable following the presentation of proper documentation, but in no event later than December 31, 2009.
          2.3 Equity Compensation. Executive shall be eligible to participate in the Company’s 2008 Stock Incentive Plan and in any successor or other equity compensation plans established by Company for its senior management. The terms and conditions of Executive’s participation in any such plan, and the rights, features and conditions of any award, shall be determined by the Committee in accordance with the terms of the applicable plan.
ARTICLE III.
TERMINATION OF SERVICES
          3.1 Termination. Executive’s employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:
               (a) Disability. Upon the failure of the Executive to render services to the Company for a continuous period of six months because of the Executive’s physical or mental disability or illness, the Company may terminate this Agreement and the Executive’s employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive’s physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.
               (b) For Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder for Good Reason if such Good Reason has not been corrected or otherwise eliminated within 30 days after the receipt by the Company of written notice from the Executive describing the Good Reason within ninety (90) days of the initial existence of the Good Reason condition. For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Executive: (i) the assignment to Executive of any duties inconsistent with Executive’s position and authority as contemplated in Section 1.3 of this Agreement, (ii) any adverse or material change in Executive’s reporting responsibilities and/or diminution of any material duties or responsibilities previously assigned to Executive; (iii) the failure of the Company to perform any of its material obligations under this Agreement; (iv) a reduction in the overall compensation and benefits available to Executive; or (v) any requirement by the Company that Executive’s services be principally rendered in a location that is more than 50 miles from the Work Location. Provided however, that Executive’s failure to provide timely written notice with respect to a particular change or event constituting Good Reason shall not waive his right to challenge subsequent changes or events.
               (c) Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s willful failure or refusal to materially perform the Executive’s duties under this Agreement provided it is understood that this clause (i) shall not permit the Company to terminate Executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by Executive in the good faith performance of Executive’s duties to the Company; (ii) the Executive’s willful failure or refusal to follow material directions of the Board or any other act of material, willful insubordination on the part of Executive; (iii) the engaging by the Executive in willful misconduct which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) any conviction of, or plea of guilty or nolo contendere by, the Executive with respect to an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates; (v) any conviction of, or plea of guilty or nolo contendere by, the Executive with respect to a felony (other than a traffic violation); or (vi) any conviction of, or plea of guilty or nolo contendere by, the Executive with respect to an act of fraud which is materially detrimental to the business or reputation of the Company. No act or failure to act on the Executive’s part shall be considered “willful” unless he has acted or failed to act, with an absence of good faith and without reasonable belief that the Executive’s action or failure to act was in the best interests of the Company.
               (d) Without Cause. The Company may terminate this Agreement without Cause upon thirty (30) days written notice to the Executive.
               (e) Without Good Reason. The Executive may terminate this Agreement and the Executive’s employment with the Company without Good Reason upon thirty (30) days prior written notice to the Company.
               (f) Death. This Agreement shall automatically terminate on the death of the Executive.
          3.2 Payment on Termination for Cause, Disability, Death, or Without Good Reason. In the event that Executive’s employment is terminated by the Company for Cause, or because of Executive’s death or Disability or by the Executive without Good Reason, Executive shall be entitled to receive the following payments not later than five business days after the date of termination:

               (a) payment of any earned but unpaid salary through and including the date of termination;
               (b) any annual bonus earned but unpaid as of the date of termination for any previously completed calendar year in the event of a termination by the Executive without Good Reason, or upon Executive’s death or Disability;
               (c) payment of any unused vacation available during the calendar year of termination; and
               (d) reimbursement of any unreimbursed business expenses and legal fees incurred prior to the date of termination.
               (e) upon termination for Executive’s death or Disability, for 24 months, the Company shall continue to provide the Executive and the Executive’s dependents and beneficiaries with life insurance, medical, dental and hospitalization benefits that were being provided to the Executive immediately prior to the Executive’s termination of employment upon the same terms and conditions as provided to other senior executives; and
               (f) upon termination for Executive’s death or Disability immediate vesting of all unvested options, restricted stock awards, SARs and/or other rights under any equity compensation plan in which the Executive participates. The Executive or the Executive’s estate shall have until the earlier of (i) two years after the date of termination or (ii) the latest date upon which such rights could have expired by their original terms under any circumstances, except that any incentive stock option (including already vested incentive stock options) shall remain exercisable for 90 days following the date of termination (one year in the case of termination by reason of death) unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable until the earlier of (x) two years after the date of termination or (y) the latest date upon which such stock option could have expired by its original terms under any circumstances.
In the case of termination by reason of death, amounts which otherwise would have been paid to the Executive will be paid to Executive’s estate.
          3.3 Payment on Termination without Cause, for Good Reason or Upon Non-renewal. If Executive’s employment is terminated by the Company without Cause or Non-renewal (as defined below) or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive the following less any required withholdings:
               (a) payment of any earned, but unpaid salary through and including the date of termination;
               (b) a lump sum payment equal to: (i) two times the Executive’s annual base salary at the time of termination plus (ii) two times the Executive’s Target Bonus Opportunity for the year in which such termination occurs;

               (c) payment of any unused vacation available during the calendar year of termination or non-renewal;
               (d) reimbursement of any unreimbursed business expenses and legal fees incurred prior to the date of termination;
               (e) for 24 months, the Company shall continue to provide the Executive and the Executive’s dependents and beneficiaries with life insurance, medical, dental and hospitalization benefits that were being provided to the Executive immediately prior to the Executive’s termination of employment upon the same terms and conditions as provided to other senior executives; and
               (f) immediate vesting of all unvested options, restricted stock awards, SARs and/or other rights under any equity compensation plan in which the Executive participates. The Executive shall have until the earlier of (i) two years after the date of termination or (ii) the latest date upon which such rights could have expired by their original terms under any circumstances, except that any incentive stock option (including already vested incentive stock options) shall remain exercisable for 90 days following the date of termination unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable until the earlier of (x) two years after the date of termination or (y) the latest date upon which such stock option could have expired by its original terms under any circumstances.
The amounts described in sub-sections (a), (c) and (d) will be paid on the first regular payday following termination, and the amount described in sub-section (b) above will be paid within 30 days of termination.
     For purposes of this Agreement, the term “Non-renewal” means the Executive’s termination of employment due to the Company’s non-extension of the Term of this Agreement in accordance with Section 1.2, other than due to the Executive’s request of non-extension, where the Executive was willing and able to continue performing services.
          3.4 Payment on Termination following a Change of Control. If, within 24 months following a Change of Control (as defined below), Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or upon Non-renewal, then the Executive shall be entitled to receive the following less any required withholdings:
               (a) payment of any earned, but unpaid salary accrued through and including the date of termination;
               (b) a lump sum payment equal to: (i) three times the Executive’s annual base salary at the time of termination plus (ii) three times the Executive’s Target Bonus Opportunity for the year in which such termination occurs;

               (c) payment of any unused vacation available during the calendar year of termination or non-renewal;
               (d) reimbursement of any unreimbursed business expenses and legal fees incurred prior to the date of termination;
               (e) for 24 months, the Company shall continue to provide the Executive and the Executive’s dependents and beneficiaries with life insurance, medical, dental and hospitalization benefits that were being provided to the Executive immediately prior to the Executive’s termination of employment upon the same terms and conditions as provided to other senior executives; and
               (f) immediate vesting of all unvested options, restricted stock awards, SARs and/or other rights under any equity compensation plan in which Executive participates. Executive shall have until the earlier of (i) two years after the date of termination or (ii) the latest date upon which such rights could have expired by their original terms under any circumstances, except that any incentive stock option (including already vested incentive stock options) shall remain exercisable for 90 days following the date of termination unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable until the earlier of (x) two years after the date of termination or (y) the latest date upon which such stock option could have expired by its original terms under any circumstances.
The amounts described in sub-sections (a), (c) and (d) will be paid on the first regular payday following termination, and the amount described in sub-section (b) above will be paid within 30 days of termination. In the event Executive dies following his termination of employment, amounts which otherwise would have been paid to Executive will be paid to Executive’s estate.
     For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in the Company’s 2008 Stock Incentive Plan.
          3.5 Section 409A Compliance. The payment of amounts and the provision of benefits under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code. Accordingly, the payment of any amount under this Agreement subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This Agreement shall be performed and construed in a manner that is consistent with the foregoing intention. If, however, any payment of amounts or provision of benefits to Executive under this Article III is subject to the tax imposed by Section 409A of the Internal Revenue Code, including any interest and/or penalties incurred by Executive with respect to such tax (such tax together with any such interest and/or penalties collectively referred to as the “Section 409A Tax”), then Executive shall be entitled to receive an additional payment (a “Section 409A Tax Gross-Up Payment”) in an amount such that, after payment by Executive of the Section 409A Tax and all federal, state, local, and/or foreign taxes (including any interest and/or penalties imposed with respect to such taxes) imposed on the Section 409A Tax Gross-Up

Payment, Executive retains an amount of the Section 409A Tax Gross-Up Payment equal to the Section 409A Tax imposed on such payments or benefits. Any Section 409A Tax Gross-Up Payment shall be paid to Executive by the end of Executive’s taxable year following the taxable year in which the Section 409A Tax is remitted to the Internal Revenue Service.
ARTICLE IV.
COVENANTS
           4.1 Services as                               . During the Term, the Executive shall use Executive’s best efforts to faithfully and in conformity with the lawful directions of                                                , perform Executive’s duties as                                                . The Executive shall devote Executive’s full business time and effort to the performance of Executive’s duties hereunder; provided, however, that the Executive shall, so long as such activities do not materially interfere or conflict with the Executive’s performance hereunder, be permitted to (i) serve on boards of directors of entities which do not compete with the Business (as defined below) of the Company and (ii) devote time to industry, community or charitable organizations and personal investments.
          4.2 Covenants.
               (a) Non-Competition. The Executive covenants and agrees that (i) during the Term; and (ii) for a period of 24 months following the date of termination of the Executive’s employment (the “Post-Termination Period”) by the Company for Cause or by the Executive without Good Reason, he shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest in, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in the business of the Company (the “Business”). This covenant applies to any territory or jurisdiction in which the Company is doing business during the Term, and with respect to the Executive’s covenants applicable during the Post-Termination Period, such territories or jurisdictions at the time the Executive’s employment with the Company is terminated. This covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Executive is not otherwise in violation of this covenant.
               (b) No Diversion. The Executive covenants and agrees that (i) during the Term and (ii) the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business acquisitions and combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of during the Executive’s employment with the Company. Provided however, that this Section shall not prohibit Executive from pursuing opportunities which Company has determined not to pursue.
               (c) Non-Recruitment. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company’s employees to leave their employment. Notwithstanding the foregoing, this Section 4.2(c) shall not be breached if the Executive solicits or hires any secretarial employee who worked for the Executive during the Term.
               (d) Remedies. The Executive acknowledges that should the Executive violate the provisions of this Section 4.2, it will be difficult to determine the resulting damages to the Company and that, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.5, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage.
ARTICLE V.
MISCELLANEOUS
          5.1 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, as applicable. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, legatee, or other designee or, if there is no such designee, to Executive’s estate.
     The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/ or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          5.2 Indemnification. The Executive shall have the rights of indemnification during and following Executive’s employment with the Company as provided by the Company’s Code of Regulations as in effect immediately following the closing of the IPO. Further, the Company will indemnify and hold harmless Executive from any liability resulting from action taken by the Company in violation of any agreement personally entered into by the Executive which agreement the Company had knowledge other than solely through Executive.
          5.3 Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of Ohio and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to the conflict of laws principles thereof.

          5.4 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and, as of the Effective Date, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company.
          5.5 Disputes.
               (a) Except as provided in Section 4.2(d), any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, shall be resolved by the American Arbitration Association in accordance with its Employment Dispute Resolution Rules.
               (b) If any arbitration or other proceeding is brought by the Executive for the enforcement of this Agreement, or by the Executive because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, if the Executive prevails on at least one material issue that is the subject of that proceeding, the Executive shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in that action or proceeding, in addition to any other relief that may be granted.
          5.6 Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.
          5.7 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          5.8 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
If to the Company, c/o                                                                              or to such other address or addresses as the Company may specify in writing from time to time.
If to the Executive, to such address as he may designate to the Company as Executive’s residence from time to time, with a copy to David K. Montgomery, Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202; Fax (513)

579-6457 or to such other address or addresses as the Executive may specify in writing from time to time.
          5.9 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
          5.10 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
          5.11 No Inconsistant Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with, or to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE O’GARA GROUP, INC.	EXECUTIVE

By:

Name:	[Name]

Title: